Exhibit 99.1

NVR FOURTH QUARTER EARNINGS PER SHARE UP 35%

FOR IMMEDIATE RELEASE	Contact:	Dan Malzahn
	Office:	703-761-2137

January 27, 2005, McLean, VA—NVR, Inc. (AMEX: NVR), one of the nation’s largest homebuilding and mortgage banking companies, today announced that diluted earnings per share for its fourth quarter ended December 31, 2004 increased 35% and net income increased 25% when compared to the 2003 fourth quarter. Net income for the 2004 fourth quarter was $158,938,000, $20.13 per diluted share, compared to net income of $127,490,000, $14.91 per diluted share, for the same period of 2003. Consolidated revenues for the last three months of 2004 totaled $1,277,308,000, a 15% increase from $1,114,717,000 for the comparable 2003 quarter.

Net income for the 2004 fiscal year was $523,204,000, $66.42 per diluted share, compared to net income of $419,791,000, $48.39 per diluted share for 2003, a 25% increase in net income and a 37% increase in earnings per share. Consolidated revenues for 2004 totaled $4,327,701,000, a 17% increase from the $3,687,172,000 for 2003.

Homebuilding

New orders for the fourth quarter of 2004 increased 4% to 3,194 units, when compared to 3,072 units for the fourth quarter of 2003. Settlements increased in the fourth quarter of 2004 to 3,597 units, 3% more than the same period of 2003. Income before tax from the homebuilding segment totaled $250,719,000, an increase of 27% when compared to the fourth quarter of the previous year. Gross profit margins improved to 26.0% in the 2004 fourth quarter compared to 24.0% for the same period in 2003. The margin improvement primarily resulted from the ability to raise prices in certain markets that more than offset rising land and material costs.

New orders for 2004 totaled 13,231 units, a 5% increase over the 12,583 units reported for 2003. Home settlements for 2004 increased 6% to 12,749 units when compared to 12,050 units closed in 2003. Pre-tax homebuilding income rose to $821,143,000 for the 2004 fiscal year, an increase of 29% over the prior year. The number of homes in backlog at the end of 2004, 7,372 units, was 7% higher than the 6,890 units in backlog at the end of 2003. The dollar volume in backlog increased 25% to $2,906,041,000 at December 31, 2004, when compared to the same time last year. Gross profit margins increased to 25.7% in 2004 from 24.7% in 2003.

Mortgage Banking

Mortgage production of $824,859,000 for the three months ended December 31, 2004 was 27% higher than the same period last year. Operating income contributed by the mortgage banking operations during the fourth quarter of 2004 decreased 5% to $14,176,000, when compared to $14,894,000 reported for the same period of 2003. This decrease is primarily attributed to a shift away from fixed rate mortgages to adjustable rate and brokered mortgages, both of which are generally less profitable than fixed rate mortgages.

Operating income from the mortgage banking segment declined for the 2004 fiscal year to $50,862,000, a 12% decrease from the $57,754,000 reported for 2003. Mortgage production for the year increased 15% to $2,716,630,000.

Outlook

The Company expects net income for the first quarter of 2005 to increase approximately 8% over the first quarter of 2004. If housing activity remains at current levels during 2005, the Company expects net income for the full year to exceed 2004 results by approximately 15%.

Some of the statements in this release made by the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “should” or “anticipates” or the negative thereof or other variations thereof or comparable terminology, or by discussion of strategies, each of which involves risks and uncertainties. All statements other than those of historical facts included herein, including those regarding market trends, NVR’s financial position, business strategy, projected plans and objectives of management for future operations, are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of NVR to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements. Such risk factors include, but are not limited to, general economic and business conditions (on both a national and regional level), interest rate changes, access to suitable financing, competition, the availability and cost of land and other raw materials used by NVR in its homebuilding operations, shortages of labor, weather related slow downs, building moratoria, governmental regulation, the ability of NVR to integrate any acquired business, fluctuation and volatility of stock and other financial markets and other factors over which NVR has little or no control. The Company has no obligation to update such forward-looking statements.

NVR, Inc.

Consolidated Statements of Income

(amounts in thousands, except per share data)

	Three Months Ended December 31, 2004	Three Months Ended December 31, 2003
Homebuilding:
Revenues	$1,255,714	$1,092,131
Other income	653	863
Cost of sales	(929,102)	(829,707)
Selling, general and administrative	(73,490)	(63,565)

Operating income	253,775	199,722
Interest expense	(3,056)	(3,068)

Homebuilding income	250,719	196,654

Mortgage Banking:
Mortgage banking fees	19,320	20,164
Interest income	1,312	1,238
Other income	309	321
General and administrative	(6,556)	(6,627)
Interest expense	(209)	(202)

Mortgage banking income	14,176	14,894

Income before taxes	264,895	211,548

Income tax expense	(105,957)	(84,058)

Net income	$158,938	$127,490

Basic earnings per share	$24.65	$18.28

Diluted earnings per share	$20.13	$14.91

Basic average shares outstanding	6,449	6,973

Diluted average shares outstanding	7,894	8,551

NVR, Inc.

Consolidated Statements of Income

(amounts in thousands, except per share data)

	Year Ended December 31, 2004	Year Ended December 31, 2003
Homebuilding:
Revenues	$4,247,503	$3,600,917
Other income	2,655	3,385
Cost of sales	(3,156,286)	(2,711,861)
Selling, general and administrative	(260,795)	(231,966)

Operating income	833,077	660,475
Loss from extinguishment of 8% Senior Notes due 2005	—	(8,503)
Interest expense	(11,934)	(13,554)

Homebuilding income	821,143	638,418

Mortgage Banking:
Mortgage banking fees	72,219	76,647
Interest income	4,249	5,198
Other income	1,075	1,025
General and administrative	(25,593)	(23,823)
Interest expense	(1,088)	(1,293)

Mortgage banking income	50,862	57,754

Income before taxes	872,005	696,172

Income tax expense	(348,801)	(276,381)

Net income	$523,204	$419,791

Basic earnings per share	$80.83	$59.28

Diluted earnings per share	$66.42	$48.39

Basic average shares outstanding	6,473	7,082

Diluted average shares outstanding	7,877	8,674

NVR, Inc.

Consolidated Balance Sheets

(dollars in thousands, except share data)

	December 31,
	2004	2003
ASSETS
Homebuilding:
Cash and cash equivalents	$362,458	$228,589
Receivables	14,020	9,550
Inventory:
Lots and housing units, covered under sales agreements with customers	538,770	480,492
Unsold lots and housing units	40,052	32,888
Manufacturing materials and other	9,718	10,393

	588,540	523,773
Assets not owned, consolidated per FIN 46	89,924	12,807
Property, plant and equipment, net	25,330	24,531
Reorganization value in excess of amounts allocable to identifiable assets, net	41,580	41,580
Goodwill, net	6,379	6,379
Contract land deposits	384,959	284,432
Other assets	109,778	117,575

	1,622,968	1,249,216

Mortgage Banking:
Cash and cash equivalents	4,907	3,630
Mortgage loans held for sale, net	138,595	96,772
Mortgage servicing rights, net	126	181
Property and equipment, net	996	875
Reorganization value in excess of amounts allocable to identifiable assets, net	7,347	7,347
Other assets	3,028	5,084

	154,999	113,889

Total assets	$1,777,967	$1,363,105

(Continued)

NVR, Inc.

Consolidated Balance Sheets (Continued)

(dollars in thousands, except share data)

	December 31,
	2004	2003
LIABILITIES AND SHAREHOLDERS’ EQUITY

Homebuilding:
Accounts payable	$215,002	$185,913
Accrued expenses and other liabilities	234,815	243,223
Liabilities related to assets not owned, consolidated per FIN 46	63,568	12,071
Customer deposits	203,835	157,005
Other term debt	4,077	4,519
Senior notes	200,000	200,000

	921,297	802,731

Mortgage Banking:
Accounts payable and other liabilities	11,949	12,166
Notes payable	9,726	53,340

	21,675	65,506

Total liabilities	942,972	868,237

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.01 par value; 60,000,000 shares authorized; 20,597,709 shares issued for 2004 and 2003	206	206
Additional paid-in-capital	406,705	335,346
Deferred compensation trust- 549,029 and 510,118 shares of NVR, Inc. common stock for 2004 and 2003, respectively	(76,366)	(64,725)
Deferred compensation liability	76,366	64,725
Retained earnings	1,911,069	1,387,865
Less treasury stock at cost – 14,023,631 and 13,870,368 shares for 2004 and 2003, respectively	(1,482,985)	(1,228,549)

Total shareholders’ equity	834,995	494,868

Total liabilities and shareholders’ equity	$1,777,967	$1,363,105

NVR, Inc.

Operating Activity

(unaudited)

(dollars in thousands)

	Three Months Ended December 31,
	2004	2003
Homebuilding data:
New orders (units)
Washington	916	906
Baltimore	379	354
North (1)	1,257	1,291
South (2)	642	521

Total	3,194	3,072

Average new order price	$381.7	$329.4

Settlements (units)
Washington	1,134	1,024
Baltimore	433	489
North (1)	1,323	1,308
South (2)	707	681

Total	3,597	3,502

Average settlement price	$348.3	$311.0

Community count (average)	471	449

Mortgage banking data:
Loan closings	$824,859	$650,676
Capture rate	86%	78%

Common stock information:
Weighted average basic shares outstanding	6,449,000	6,973,000
Weighted average diluted shares outstanding	7,894,000	8,551,000
Number of shares repurchased	59,505	459,983
Aggregate cost of shares repurchased	$31,887	$220,127

(1)	Delaware, New Jersey, New York, Ohio and Pennsylvania
(2)	North Carolina, South Carolina, Tennessee and Richmond, VA

NVR, Inc.

Operating Activity

(unaudited)

(dollars in thousands)

	Twelve Months Ended December 31,
	2004	2003
Homebuilding data:
New orders (units)
Washington	3,861	3,478
Baltimore	1,597	1,764
North (1)	5,135	4,849
South (2)	2,638	2,492

Total	13,231	12,583

Average new order price	$364.1	$313.9

Settlements (units)
Washington	3,559	3,429
Baltimore	1,747	1,650
North (1)	5,015	4,538
South (2)	2,428	2,433

Total	12,749	12,050

Average settlement price	$332.2	$297.9

Backlog (units)
Washington	2,585	2,283
Baltimore	907	1,057
North (1)	2,626	2,506
South (2)	1,254	1,044

Total	7,372	6,890

Average backlog price	$394.2	$337.3

Lots controlled at end of period	83,500	70,000

Mortgage banking data:
Loan closings	$2,716,630	$2,369,867
Capture rate	84%	83%

Common stock information:
Shares outstanding at end of period	6,574,078	6,727,341
Weighted average basic shares outstanding	6,473,000	7,082,000
Weighted average diluted shares outstanding	7,877,000	8,674,000
Number of shares repurchased	674,694	1,103,968
Aggregate cost of shares repurchased	$307,603	$460,391

(1)	Delaware, New Jersey, New York, Ohio and Pennsylvania
(2)	North Carolina, South Carolina, Tennessee and Richmond, VA